Exhibit 99.1

Julia Hallisey	FOR IMMEDIATE RELEASE
Investor Relations
Tel: +1-203-504-1063

Aircastle Announces Quarterly Dividend of $0.25 per Common Share

Stamford, CT.  September 11, 2008 - Aircastle Limited (NYSE: AYR) announced today that its Board of Directors declared a third quarter cash dividend on its common shares of $0.25 per share, payable on October 15, 2008 to shareholders of record on September 30, 2008.
Aircastle announces dividends on a quarterly basis, separately from quarterly earnings announcements.

About Aircastle Limited

Aircastle Limited is a global company that acquires and leases high-utility commercial jet aircraft to airlines throughout the world. As of June 30, 2008 Aircastle’s aircraft portfolio consisted of 135 aircraft comprising a variety of passenger and freighter aircraft types that were leased to 58 lessees located in 30 countries.

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